Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports, dated June 25, 2008, incorporated herein by reference, with respect to Legg Mason Partners Oregon Municipals Fund, a series of the Legg Mason Partners Income Trust, as of April 30, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

August 6, 2008